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Exhibit 99.2

CONSENT TO BE NAMED

        The undersigned, Leroy Barnes, hereby consents to being named as a person who will become a director of Herbalife Ltd., a Cayman Islands exempted limited liability company (formerly known as WH Holdings (Cayman Islands) Ltd.) (the "Company"), in the Registration Statement on Form S-1 (Registration No. 333-119485), including any and all amendments and post-effective amendments to the registration statement and any amendments thereto filed under Rule 462(b) increasing the number of shares for which registration is sought (collectively, the "Registration Statement"), of the Company relating to the proposed initial public offering of common stock of the Company. This consent may be filed as an exhibit to the Registration Statement.

Dated: December 4, 2004

/s/ LEROY BARNES Leroy Barnes

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  Exhibit 99.2
CONSENT TO BE NAMED